Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Funds. The tax character of distributions paid during the year ended March 31, 2008 and for the period ended March 31, 2007 was as follows:


                                            Year Ended           Period Ended
Ohio Fund                               March 31, 2008         March 31, 2007
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Distributions paid from:
Exempt-Interest Dividends                  $ 2,565,402              $ 450,942
Ordinary Income                                  3,289                    348
                                        --------------------------------------
Total                                       $2,568,691               $451,290